Filed pursuant to Rule 433

Registration Nos. 333-185213 and 333-185213-07

★PXG DETAILS★ $1.16BLN+ HYUNDAI AUTO LOAN - HART 2015-B

LEAD MANAGERS: JPM(STR), HSBC, RBC, SG

CO-MANAGERS: BNP, BNY, LLOYDS, SMBC, TD, WELLS

CLS	$AMT(MM)	S/F	WAL	E.FIN	L.FIN	PXG	YLD	CPN	$PX
A1	232.000	A-1+/F1+	0.26	11/15	04/16	0.33%	0.330	0.33	100.00000
A2a	186.000	AAA/AAA	1.09	01/17	04/18	EDSF+22	0.694	0.69	99.99674
A2b	230.000	AAA/AAA	1.09	01/17	04/18	1ML+22			100.00000
A3	388.000	AAA/AAA	2.44	08/18	11/19	IS+23	1.123	1.12	99.99909
A4	75.520	AAA/AAA	3.57	02/19	06/21	IS+30	1.491	1.48	99.97778
B	21.580	AA+/AA	3.94	05/19	06/21	IS+75	2.027	2.01	99.96792
C	35.970	A+/A	4.13	06/19	07/22	IS+100	2.314	2.30	99.98853

EXPECTED PRICING	: PRICED
EXPECTED SETTLE	: 04/22
PRICING SPEED	: 1.3% ABS TO 5% CLEAN-UP CALL
ERISA ELIGIBLE	: YES
OFFERING TYPE	: PUBLIC
BBG TICKER	: HART 2015-B
BILL & DELIVER	: J.P.MORGAN

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.